Exhibit 99.1

WESTERN RESOURCES REPORTS ANNUAL EARNINGS,
DECLARES DIVIDEND

TOPEKA, Kansas, January 28, 1999 (6:00 a.m. CST) -- Western Resources (NYSE:WR) announced today annual earnings from operations of $2.10 per common share excluding one-time items. The Company reported $0.84 per common share including adjustments for those one-time items. Adjusted earnings (defined as net income plus goodwill amortization before one-time items) were $2.74 per share. Cash flow per share (net income plus depreciation and amortization excluding one-time items) was $6.14.

The $2.10 earnings per share from operations does not include $0.39 per share in one-time gains associated with company-owned life insurance, refinancing activities in the monitored services segment and the sale of marketable securities.

The 1998 earnings from operations also do not include one-time charges of $1.65 per share, which fall into three categories.
    -First, approximately $0.98 per share is associated with the company's decision to exit the international power development business. That decision was based upon changes in
p. 2 - '98 EARNINGS
     international economic conditions, particularly Asia, and the company's decision to concentrate on its consumer services businesses.
    -Second, the company recognized losses on investments unrelated to the company's core utility and monitored services businesses in the amount of $0.20 per share.
    -The third group reflected charges of $0.47 per share for certain items for severance obligations, employee benefits and taxes.

Reported earnings for 1997 were $7.51, but included a $7.97 per share gain on the sale of the company's investment in Tyco International.

The company also announced a quarterly dividend of $0.535 per common share for the first quarter of 1999. On an annualized basis, the 1999 dividend rate is $2.14, unchanged from 1998. The Board of Directors also declared regular quarterly dividends on the company's preferred stock. Dividends are payable April 1, 1999, to preferred and common shareholders of record as of March 9, 1999.

"We are focused on improving the company's financial performance, closing the merger with Kansas City Power & Light in 1999, and continuing our customer growth strategy," said David C. Wittig, Western Resources chairman of the board, president and chief executive officer. "We also are confident of our ability to meet the company's goals."

In a separate announcement, Protection One (NYSE: POI) announced '98 earnings of $10.4 million, EBITDA of $178.4 million and cash flow of $132 million. As of December 31, 1998, Protection One had more than 1.5 million customers, not including its pending acquisition of Lifeline

p. 3 - '98 EARNINGS

Systems, which will add 400,000 customers with personal emergency response services primarily for the elderly through a nationwide hospital network. Western Resources owns approximately 85 percent of Protection One, the second largest national provider of security alarm monitoring and related services. Earnings from Western Resources' 45 percent ownership position in ONEOK (NYSE:OKE), the nation's eighth largest natural gas company, added $36.3 million of earnings to Western Resources' annual results. Electric utility operations contributed $133 million to total 1998 earnings.

Total sales for the company in 1998 were $2.0 billion versus 1997 sales of $2.2 billion.

                                  Per Share Results
                        Earnings  Adj. Earnings (1)   Cash Flow (2)
Utility Operations      $2.03         $2.34              $4.48
ONEOK                   $0.56         $0.57              $0.57
Protection One          (0.07)        $0.24              $1.50
Investment Income       $0.19         $0.20              $0.20
Interest on
  Unallocated Debt      (0.61)        (0.61)             (0.61)

Earnings Before
  One-Time Items        $2.10         $2.74              $6.14

One-Time Gains/Losses
   Western Resources    (1.47)        (1.32)             (1.32)
   Protection One       $0.21         $0.21              $0.21

     Total              $0.84         $1.63              $5.03

(1) Net income + goodwill amortization
(2) Net income + depreciation and amortization

p. 4 - '98 EARNINGS



Western Resources (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of almost $8 billion, including security company holdings through ownership of Protection One (NYSE: POI), which has more than 1.5 million security customers in 48 states. Its utilities, KPL and KGE, provide electric service to approximately 614,000 customers in Kansas. Through its ownership in ONEOK Inc. (NYSE: OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in the eighth largest natural gas distribution company in the nation, serving more than 1.4 million customers.

For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wstnres.com.


Forward-Looking Statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, environmental matters, changing weather, nuclear operations, and accounting matters. Our actual results may differ materially from those discussed here. See the company's 1997 Annual Report on Form 10-K/A for further discussion of factors affecting the company's performance.